Exhibit 1.01

Conflict Minerals Report of Rudolph Technologies, Inc.

in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of Rudolph Technologies, Inc. (“Rudolph”, the “Company,” “we,” “us,” or “our”) for the year ended December 31, 2018 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants when any conflict minerals are necessary to the functionality or production of a product manufactured by the registrant or contracted by the registrant to be manufactured. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (“Conflict Minerals”) for the purposes of this assessment.

If after conducting a reasonable country of origin inquiry (“RCOI”) as required by SEC rules, a registrant has reason to believe that any of the Conflict Minerals in its supply chain may have originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”), or if it is unable to determine the country of origin of those Conflict Minerals, then the registrant must exercise due diligence with respect to the source and chain of custody of the Conflict Minerals. The registrant must annually submit a Conflict Minerals Report (“CMR”) to the SEC, as and when required, that, among other items, includes a description of those due diligence measures.

The report presented herein is not audited, as the Company has concluded that it is does not have sufficient information to conclusively determine the countries of origin of the Conflict Minerals in its Covered Products for 2018, and therefore under the Rule, the CMR is not subject to an independent private sector audit. A copy of this report as well as our Conflict Minerals Policy are publicly available on our website at https://www.rudolphtech.com/investors/governance/conflict-mineral-policy.

Company and Products Overview

Rudolph is a worldwide leader in the design, development, manufacture and support of process control tools that perform macro defect inspections and metrology, lithography systems, and process control analytical software used by semiconductor and advanced packaging device manufacturers worldwide.

Rudolph’s product lines are classified in the following categories: process control including inspection and metrology systems, lithography systems, and data analysis and review software. Only Rudolph’s process control and lithography systems were found to contain tin, tantalum, tungsten or gold (“3TG”).

Supply Chain Overview

In order to manage the scope of this task, we rely upon our suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from sub-tier or “upstream” suppliers. With the adoption of our Conflict Minerals Policy, we sought to implement responsible sourcing practices with respect to Conflict Minerals. Our suppliers are expected to provide the 3TG sourcing information to us per our Conflict Minerals Policy. As part of our compliance program, we have adopted the standard Conflict Minerals reporting templates established by the Responsible Minerals Initiative (“RMI”) formerly Conflict-Free Sourcing Initiative (“CFSI”).

Conflict Minerals Analysis and Reasonable Country of Origin Inquiry

Based upon a review of our products and our reasonable country of origin inquiry (“RCOI”), we have concluded that:

•	Our products contain conflict minerals that are necessary to the production or functionality of such products; and
•	We are unable to determine whether the conflict minerals present in our products originate in the Covered Countries.

We will continue to improve our due diligence to mitigate the risk that the necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries.  We intend to take the following additional step in 2019:

•	Enhance supplier communication, training and escalation process to improve due diligence data accuracy and completion.
•	Continue to drive suppliers to obtain current and complete information about their smelters and refiners of Conflict Minerals.

Caution Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “would,” “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, including but not limited to the risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2018 and our other periodic reports filed with the SEC. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.